UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCE AUTO PARTS, INC.
5673 AIRPORT ROAD
ROANOKE, VIRGINIA 24012

_________________

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

May 18, 2005

_________________

        We will hold our 2005 annual meeting of the stockholders of Advance Auto Parts, Inc., a Delaware corporation, on May 18, 2005, at 8:30 a.m., local time, at The Hotel Roanoke and Conference Center, 110 Shenandoah Ave, NW, Roanoke, Virginia. As further described in the accompanying proxy statement, at this meeting we will vote for the following purposes:

1.	To elect nominees to our board of directors to serve until the 2006 annual meeting of stockholders and until their successors are duly elected and qualified.
2.	To ratify the appointment by our audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2005.
3.

To transact any other business that may properly come before the meeting or any meetings held upon adjournment thereof, including a stockholder proposal to request an amendment to our employment opportunity policy.

        Our board of directors has fixed March 30, 2005 as the record date for determining stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote.

        We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy. If you attend the meeting, you may vote in person, even if you previously voted by proxy.

By order of the board of directors,

Eric M. Margolin Senior Vice President General Counsel and Secretary

Roanoke, Virginia
April 13, 2005

TABLE OF CONTENTS

Page

INTRODUCTION	1
OUTSTANDING SECURITIES AND VOTING RIGHTS	1
PROPOSAL NO. 1 ELECTION OF DIRECTORS	3
Nominees for Election to Our Board	3
Board Meetings and Committees	4
Corporate Governance	6
Non-Management Director Compensation	8
Compensation Committee Interlocks and Insider Participation	9
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005	10
2004 and 2003 Audit Fees	10
STOCKHOLDER PROPOSAL	12
INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
STOCK PRICE PERFORMANCE	19
AUDIT COMMITTEE REPORT	20
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	22
Compensation Philosophy	22
Evaluation and Approval of Annual and Long-Term Incentive Compensation	22
Annual Compensation	23
Long-Term Incentive Compensation	23
Chief Executive Officer Compensation for 2004	23
Chief Executive Officer Transition	24
Internal Revenue Code Section 162(m)	24
EXECUTIVE COMPENSATION	25
Summary Compensation Table	25
Option Grants in Last Fiscal Year	27
Aggregated Option Exercises in Last Fiscal Year and Fiscal-Year End Option Values	28
Executive Employment Agreements	28
RELATED-PARTY TRANSACTIONS	29
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING	29
OTHER MATTERS	30

_________________

PROXY STATEMENT

_________________

INTRODUCTION

        We are sending you this proxy statement on or about April 13, 2005 in connection with the solicitation of proxies by our board of directors. The proxies are for use at our 2005 annual meeting of stockholders, which we will hold at 8:30 a.m., local time, on May 18, 2005, at The Hotel Roanoke and Conference Center, 110 Shenandoah Ave, NW, Roanoke, Virginia. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. Our principal executive offices are located at 5673 Airport Road, Roanoke, Virginia 24012, and our telephone number is (540) 362-4911. Unless the context otherwise requires, “Advance,” “we,” “us,” “our” and similar terms refer to Advance Auto Parts, Inc., its predecessor, its subsidiaries and their respective operations.

        The record date for the meeting is March 30, 2005. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any adjournment thereof.

        A proxy card is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed card as promptly as possible, in the postage prepaid envelope provided, or vote your proxy by Internet or telephone by following the instructions on the proxy card to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our corporate secretary an instrument revoking it or a duly executed proxy card bearing a later date or by attending the meeting and voting in person.

        Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our board’s slate of nominees;
•	to ratify the appointment by our audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2005; and
•	to transact such other business as may properly come before the meeting or any adjournment thereof, including against the stockholder proposal to request an amendment to our employment opportunity policy.

OUTSTANDING SECURITIES AND VOTING RIGHTS

        Our only voting securities are the outstanding shares of our common stock. On the record date, we had 71,554,297 shares of common stock outstanding and 439 stockholders of record. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, or 35,777,149 shares, a quorum will exist to transact business at the meeting. Stockholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

        For each share of common stock you hold on the record date, you are entitled to one vote on each matter that we will consider at this meeting. You are not entitled to cumulate your votes.

        If you hold shares through a broker, you should follow the instructions for voting that you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may vote on the following matters in its discretion: (1) the election of directors, (2) the ratification of appointment by our audit committee of Deloitte & Touche LLP and (3) the stockholder proposal to request an amendment to our employment opportunity policy.

        The voting requirements for the proposals we will consider at the meeting are:

•	Election of directors. Directors are elected by a plurality, and the ten candidates who receive the most votes will be elected to our board of directors. Votes withheld will have no effect on the election of any director.
•	Ratification of appointment by our audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2005. An affirmative vote of the holders of a majority of the shares, or represented by proxy, and entitled to vote at the annual meeting will be required to ratify the appointment by our audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2005. Abstentions count as votes cast and have the effect of a vote against the proposal.
•	Stockholder proposal. An affirmative vote of the holders of a majority of the shares present, or represented by proxy, and entitled to vote at the annual meeting will be required to approve the stockholder proposal to request an amendment to our employment opportunity policy. Abstentions count as votes cast and have the effect of a vote against the proposal.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations. Our officers, directors and employees may supplement these solicitations of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors or employees for these activities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        At the meeting, you will elect ten members of our board of directors to serve until our 2006 annual meeting of stockholders and until their respective successors are elected and qualified. Our board has nominated John C. Brouillard, Lawrence P. Castellani, Michael N. Coppola, Darren R. Jackson, William S. Oglesby, Gilbert T. Ray, Carlos A. Saladrigas, William L. Salter, Francesca Spinelli and Nicholas F. Taubman for election as directors, all of whom are current members of our board. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as director if elected.

        The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, unless otherwise directed, they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for any election of the substitute nominees that our board may propose. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

Nominees for Election to Our Board

        The following table provides information about our directors at April 1, 2005.

Name	Age	Position

John C. Brouillard(1)(2)	56	Director
Lawrence P. Castellani	59	Chief Executive Officer and Chairman of the Board
Michael N. Coppola	56	Executive Vice President, Chief Operating Officer and Director
Darren R. Jackson(1)(3)	40	Director
William S. Oglesby(3)(4)	45	Director
Gilbert T. Ray(2)(4)	60	Director
Carlos A. Saladrigas(1)	56	Director
William L. Salter(2)(4)	61	Lead Director
Francesca Spinelli, Ph.D.(2)	51	Director
Nicholas F. Taubman(3)	70	Director

_______________

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of finance committee.
(4)	Member of nominating and corporate governance committee.

        Mr. Brouillard, Director, became a member of our board of directors in May 2004. Mr. Brouillard is currently Chief Administrative and Financial Officer of H.E. Butt Grocery Company and has held that position since February 1991. Mr. Brouillard also has served as a director of H.E. Butt Grocery Company since 2003. From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, including serving as President of the company.

    Mr. Castellani, Chief Executive Officer and Chairman of the Board, joined us in February 2000. Mr. Castellani has served as our Chairman since February 2003. Effective May 18, 2005, after the annual meeting of stockholders, Mr. Castellani will retire as Chief Executive Officer. Mr. Castellani will retain the role of Chairman of the Board. Prior to joining us, Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from February 1998 to February 2000, as Executive Vice President of Ahold USA from September 1997 through February 1998, and as President and Chief Executive Officer of Tops Friendly Markets from 1991 through September 1997.

        Mr. Coppola, Executive Vice President, Chief Operating Officer and Director, joined us in February 2001 and has held his current position since August 2003. Upon Mr. Castellani’s retirement effective May 18, 2005, Mr.

Coppola will become our Chief Executive Officer. Mr. Coppola previously served as Senior Vice President, Merchandising from February 2001 to August 2003. Prior to joining us, Mr. Coppola operated his own retail company for two years and from April 1991 through December 1997, served as Executive Vice President of Marketing at Tops Friendly Markets, a division of Ahold USA.

        Mr. Jackson, Director, became a member of our board of directors in July 2004. Mr. Jackson joined Minneapolis-based Best Buy Co., Inc. in 2000 and was appointed its Chief Financial Officer and Executive Vice President of Finance in February of 2001. Prior to 2000, he served as Vice President and Chief Financial Officer of Seattle-based Nordstrom, Full-line Stores and held various senior positions including Chief Financial Officer of Carson Pirie Scott & Company. He began his career at KPMG Peat Marwick.

        Mr. Oglesby, Director, became a member of our board of directors in December 2004. Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P. and has held this position since April 2004. Mr. Oglesby has over twenty years of investment experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

        Mr. Ray, Director, became a member of our board of directors in December 2002. Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in February 2000. Mr. Ray is a member of the boards of Watson Wyatt & Company Holdings, IHOP Corp., Automobile Club of Southern California, Sierra Monolithics, Inc. and Diamond Rock Hospitality Company. Mr. Ray is also a trustee of SunAmerica Series Trust, Seasons Series Trust, The John Randolph Haynes and Dora Haynes Foundation and St. John’s Health Center Foundation.

        Mr. Saladrigas, Director, became a member of our board of directors in May 2003. Mr. Saladrigas has been the Chairman of Premier American Bank in Miami, Florida since September 2001. From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a Miami-based human resources outsourcing company that provides human resource functions to small and mid-sized businesses. Mr. Saladrigas serves as a director of Progress Energy, Inc., Carolina Power & Light Company and Florida Progress Corporation.

        Mr. Salter, Lead Director, became a member of our board of directors in April 1999 and was appointed Lead Director in May 2004. Mr. Salter is the retired President of the Specialty Retail Division of Sears, a position he held from March 1999 to December 1999. From November 1996 to March 1999, Mr. Salter served as President of the Home Stores division of Sears. From October 1995 to November 1996, he served as President of the Hardlines division of Sears, and from April 1993 to October 1995, he served as the Vice President and General Manager of the Home Appliances and Electronics Division of Sears.

        Ms. Spinelli, Director, became a member of our board of directors in November 2002. Ms. Spinelli is currently the Senior Vice President, People for PETsMART and has held that position since September 2003. Previously, Ms. Spinelli served as the Senior Vice President of People of RadioShack Corporation, a position she held from December 1999 to June 2003. From July 1998 to December 1999, she served as Vice President of People of RadioShack Corporation. From February 1997 to July 1998, Ms. Spinelli served as Corporate Vice President of Organizational Development of Wal-Mart Stores, Inc. From March 1993 to February 1997, Ms. Spinelli served as Vice President of Human Resources of McLane Company, Inc., a division of Wal-Mart Stores, Inc.

        Mr. Taubman, Director, rejoined our board of directors in February 2004. Mr. Taubman served as our Chairman from January 1985 to February 2003 and as our Chief Executive Officer from January 1985 to July 1997. From 1969 to 1984, Mr. Taubman served as our President. Mr. Taubman originally joined us in 1956.

        None of the nominees to our board of directors has any family relationship with any other nominee or with any of our executive officers.

Board Meetings and Committees

        Our board of directors met eight times during 2004. Each director attended 75% or more of the total number of meetings of the board and meetings of the committees of the board on which he or she served. We currently have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which is comprised of independent directors in accordance with the listing standards of the NYSE. In addition, in 2005 our board of directors established a finance committee. The following table sets forth the names of each committee member, the primary responsibilities of each committee and the number of times each committee met in 2004.

Name of Committee and Members	Primary Responsibilities	# of Meetings in 2004
Audit Carlos A. Saladrigas (Chair) John C. Brouillard Darren R. Jackson	• monitors the integrity of our financial statements, reporting processes, internal controls, risk management and legal and regulatory compliance; • selects, determines the compensation of, evaluates and, when appropriate, replaces our independent auditor; pre- approves all audit and permitted non-audit services; • monitors the qualifications and independence of the independent auditor and performance of our internal audit function and independent auditor; and • oversees our internal audit function.	8
Compensation Francesca Spinelli (Chair) John C. Brouillard Gilbert T. Ray William L. Salter	• reviews and approves our executive compensation philosophy; • annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO's performance in light of these goals; • determines the compensation of our executive officers and key members of management; and • administers our incentive and equity-based compensation plans.	5
Finance Nicholas F. Taubman (Chair) Darren R. Jackson William S. Oglesby	• reviews and makes recommendations to the board
    regarding our financial policies, including investment
    guidelines and deployment of capital and short and long-
    term financing;

 •  reviews all aspects of financial planning, strategic
    planning, cash uses and our expansion program; and

	• reviews and recommends the annual budget to the board.	0 (established in 2005)
Nominating and Corporate Governance Gilbert T. Ray (Chair) William S. Oglesby William L. Salter	• assists the board in identifying, evaluating and recommending candidates for election to the board; • establishes procedures and provides oversight for evaluating the board and management; • develops, recommends and reassesses our corporate governance guidelines; and • evaluates the size, structure and composition of the board and its committees.	4

        Our board has adopted written charters for the audit, compensation and nominating and corporate governance committees setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at www.advanceautoparts.com. The finance committee charter has not yet been finalized. Once the finance committee charter is finalized and adopted, it also will be available on our website at www.advanceautoparts.com.

Corporate Governance

Majority of Independent Directors

        Our board of directors, after consultation with and the recommendation of the nominating and corporate governance committee, determined that Messrs. Brouillard, Jackson, Oglesby, Ray, Saladrigas, Salter, and Ms. Spinelli are each “independent” directors under the listing standards of the New York Stock Exchange, or the “NYSE,” because: (1) each director has no material relationship with us or our subsidiaries, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries, and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards. The board of directors made this determination, after assessing the issue of materiality of any relationship not merely from the standpoint of each of these directors, but also from that of persons or organizations with which the director may have an affiliation, based upon all facts and circumstances known to the board of directors, including, among other things, a review of questionnaires submitted by these directors, an interview with each of the directors and a review of a recent resume or biography of each of the directors.

        Our board of directors reviews each director’s status under this definition annually with the assistance of the nominating and corporate governance committee. Each of our directors are required to keep the nominating and corporate governance committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Non-Management Directors

        During 2004, the non-management directors on our board of directors met a total of five times. John M. Roth, who resigned as a director effective December 17, 2004, served as lead director until May 2004 when he was succeeded by Mr. Salter. The lead director was the presiding director at these meetings. For 2005, our non-management directors are scheduled to meet separately in conjunction with each of the five scheduled meetings of the board of directors.

Stockholder and Interested Party Communications with our Board of Directors

        Communications with our Board of Directors Generally. Stockholders who desire to communicate with our board of directors, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to our board of directors, c/o Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel. The general counsel will not edit or modify any such communication received and will forward each such communication to the appropriate member or members of our board of directors, as specified in the communication. The envelope of any communication which a stockholder wishes to be confidential should be conspicuously marked “Confidential,” in which case the general counsel will not open the communication. Communications will be forwarded by the general counsel to our board of directors or any specified directors on a bi-monthly basis, provided however, the general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

        In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders. At our 2004 annual meeting of stockholders, all directors were in attendance.

        Interested Party Communications with our Independent Directors. Any interested party, including stockholders, who desire to communicate directly with one or more of the independent directors, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors, c/o Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel. The general counsel will not open any such communication received and will forward each such communication to the appropriate independent member or members of our board of directors, as specified in the communication. Such communications will not be disclosed to the non-independent members of our board of directors or management unless so instructed by the independent directors. Communications will be forwarded by the general counsel to the independent director or directors, as the case may be, on a bi-monthly basis, provided however, the general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

        Stockholder Recommendations for Director Candidates. The nominating and corporate governance committee will consider stockholder suggestions for nominees for directors. Any stockholder who desires to recommend a director candidate must submit the recommendation in writing and follow the procedures set forth in our by-laws. The committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder. You may obtain a copy of our bylaws by requesting a copy from our corporate secretary at Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012. Our by-laws also are available on our website at www.advanceautoparts.com.

        The committee evaluates each candidate for director within the context of the needs of the board in its composition as a whole. The committee considers such factors as the candidates’ business experience, skills, independence, judgment and ability and willingness to commit sufficient time and attention to the activities of the board. At a minimum, committee-recommended candidates for nomination must posses the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

Guidelines on Significant Governance Issues

        The responsibility of our board of directors is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of our strategies and objectives. Accordingly, in 2003 our board of directors adopted guidelines on the following significant governance issues:

•	the structure of our board of directors, including among other things, the size, mix of independent and non-independent members, membership criteria, term of service, board compensation and assessment of performance, of our board of directors;
•	board procedural matters, including among other things, selection of chairman of the board of directors, board meetings, board communications, retention of counsel and advisors and our expectations regarding the performance of our directors;
•	committee matters including among other things, the types of committees and charters of committees, independence of committee members, chair of committees, service of committee members, committee agendas and committee minutes and reports;
•	chief executive officer evaluation, management development and succession planning;
•	code of conduct; and
•	other matters, including our policy prohibiting company loans, charitable contributions, use of the corporate airplane, auditor services, board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors and confidential stockholder voting.

        A complete copy of our guidelines on significant governance issues is available on our website at www.advanceautoparts.com or you may obtain a print copy by request to our corporate secretary at 5673 Airport Road, Roanoke, Virginia 24012.

Code of Ethics & Business Conduct

        We expect and require all of our employees, who we refer to as our team members, our officers and our directors, and any parties with which we do business to conduct themselves in accordance with the highest ethical standards. Accordingly, we have adopted a code of ethics & business conduct, which outlines our commitment to and expectations for honest and ethical conduct by all of these persons and parties in their business dealings. A complete copy of the code of ethics & business conduct is available on our website at www.advanceautoparts.com or you may obtain a print copy by request to our corporate secretary at 5673 Airport Road, Roanoke, Virginia 24012.

Code of Ethics for Finance Professionals

        We also have adopted a code of ethics for finance professionals to promote and provide for the ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting. Our finance professionals include our chief executive officer, chief financial officer or controller and any other person performing similar functions. We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in reports and other documents filed with the SEC and other regulators or in any public communications and to comply with all applicable laws, rules and regulations, to deter wrongdoing. Our code of ethics for finance professionals is intended to supplement our code of ethics & business conduct. A complete copy of the code of ethics for finance professionals is available on our website at www.advanceautoparts.com or you may obtain a print copy by request to our corporate secretary at 5673 Airport Road, Roanoke, Virginia 24012.

Non-Management Director Compensation

        Under our compensation program, each non-management director receives the following compensation for service on our board of directors:

Board Participation	Retainer/Fee

Annual - all members	$25,000
Lead Director	$25,000
Audit Committee Chair	$15,000
Committee Chair	$10,000
Attendance at each Board Meeting	$2,000
If Attendance is Telephonic	$1,000
Attendance at each Committee Meeting	$1,000
If Attendance is Telephonic	$750

        Each non-management director may elect to receive all or a portion of their annual board or committee chair or member retainers and fees on a deferred basis in the form of deferred stock units. Each deferred stock unit is equivalent to one share of our common stock. Deferred stock units are payable to participating directors at a future date or over a specified period of time as elected by the participating director.

        In addition, each non-management director receives the following equity based compensation:

•	an initial grant of 5,000 options upon appointment to the board (such options vest over three years, conditioned upon continued service as a board member) and 550 deferred stock units; and
•	5,000 options (such options vest upon the same terms as the initial grant) and 550 deferred stock units. For the second year of service, each grant is prorated based upon the number of days served as a director during the year appointed.

        As discussed in the “Executive Employment Agreement” section of the proxy statement, upon Mr. Castellani’s retirement as chief executive officer, he will continue to serve as chairman of the board and will receive a retainer of $125,000 in excess of normal director fees for service as non-executive chairman until the May 2006 meeting of the board.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves on the compensation committee of any other company or board of directors of any other company of which any member of our compensation committee is an executive officer.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2005

        Our audit committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2005. Deloitte & Touche LLP also served as our independent registered public accounting firm for fiscal 2004. You are being asked to ratify the appointment by our audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2005.

        Members of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if Deloitte & Touche LLP’s engagement is discontinued for any reason, our audit committee will appoint another accounting firm to serve as our independent registered public accounting firm for 2005.

2004 and 2003 Audit Fees

        The following table summarizes the aggregate fees billed by Deloitte & Touche LLP for 2004 and 2003 for the following professional services:

	2004	2003

	($ in thousands)	($ in thousands)
Audit Fees (a)	$1,511	$585
Audit-Related Fees	-	-
Tax Fees (b)	36	58
All Other Fees	-	-

Total	$1,547	$643

(a)	Fees for audit services billed in 2004 consisted of:
•	audit of our annual financial statements
•	reviews of our quarterly financial statements
•	attestation of management’s assessment and effectiveness of internal controls for 2004, as required by the Sarbanes-Oxley Act of 2002, Section 404
•	statutory and regulatory audits, consents and other services related to Securities and Exchange Commission, or “SEC,” matters

Fees for audit services billed in 2003 consisted of:
•	audit of our annual financial statements
•	reviews of our quarterly financial statements
•	attestation of management’s assessment and effectiveness of internal controls for 2004, as required by the Sarbanes-Oxley Act of 2002, Section 404
•	statutory and regulatory audits, consents and other services related to SEC matters

(b)	Fees for tax services related to property taxes and an annual license fee for tax preparation software. Professional service firms other than Deloitte & Touche LLP provide other tax consulting and preparation services. These fees are not included in the table above.

	2004	2003

Memo: Percentage of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	2.4%	9.9%

        Our audit committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The audit committee approved all services provided by Deloitte & Touche LLP during 2004.

        In considering the nature of the services provided by Deloitte & Touche LLP, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with Deloitte & Touche LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2005.

STOCKHOLDER PROPOSAL

We expect the following proposal will be presented for consideration at the 2005 annual meeting of stockholders. This proposal may be voted on at the annual meeting only if properly presented by the stockholder proponent or the proponent’s qualified representative. Following SEC rules, other than minor formatting changes, we are reprinting this proposal and supporting statement as it was submitted to us. We take no responsibility for the contents of this proposal or the supporting statement.

SEXUAL ORIENTATION NON-DISCRIMINATION POLICY

Submitted by William C. Thompson, Jr., Comptroller, City of New York,
On behalf of the Boards of Trustees of the New York City Pension Funds

WHEREAS: Advance Auto Parts, Inc. does not explicitly prohibit discrimination based on sexual orientation;

Over 80% of companies in the Fortune 500 explicitly prohibit discrimination based on sexual orientation;

The hundreds of corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage its reputation as an equal opportunity employer;

Atlanta, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

Fourteen states, the District of Columbia, and more than 200 cities and counties have laws prohibiting employment discrimination based on sexual orientation;

The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Task Force study has found that 16% - 44% gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals;

RESOLVED: The Shareholders request the Board of Directors to amend Advance Auto Part’s written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

STATEMENT: By implementing a written policy prohibiting discrimination based on sexual orientation, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

OUR BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THIS PROPOSAL

How does Advance’s board of directors recommend that I vote on this proposal?

        Our board of directors recommends that you vote against approval of this stockholder proposal.

Why does Advance’s board of directors oppose this proposal?

        Our board of directors believes this proposal is unnecessary. We are an equal opportunity employer. We are fully committed to complying with all applicable equal employment opportunity laws and believe that our current policies and practices fully achieve the objectives of this proposal. We believe it is not practical or even possible to list all possible categories on which to prohibit discrimination. We believe that such an effort would only divert attention from the overall goal of a truly non-discriminatory workplace.

What policies does Advance have prohibiting discrimination in the workplace?

        Our written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and mirror the non-discrimination categories of federal law. Our non-discrimination policy applies to all areas of employment, including but not limited to hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, team member benefits and compensation and termination of employment.

        Each team member is a valuable part of our business and team. It is an essential part of our values to respect all people, and we require each of our team members to act in accordance with that value every day. We do not tolerate disrespectful treatment, discrimination or harassment of any team member, vendor or customer.

        We recognize the value of a truly diverse workforce. We are dedicated to ensuring that diversity brings our team members, customers, vendors and communities to their full potential. We continually strive to maintain a diverse workforce that meets the needs of our customers and the communities where we work and live.

        FOR THE REASONS SET FORTH ABOVE, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST APPROVAL OF THIS PROPOSAL.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

        The following table provides information about our executive officers at April 1, 2005.

Name	Age	Position

Lawrence P. Castellani	59	Chief Executive Officer and Chairman of the Board
Jimmie L. Wade	50	President
Michael N. Coppola	56	Executive Vice President, Chief Operating Officer and Director
Jeffrey T. Gray	40	Executive Vice President, Chief Financial Officer and Assistant Secretary
Paul W. Klasing	45	Executive Vice President, Stores
David B. Mueller	46	Executive Vice President, Merchandising and Marketing
Eric M. Margolin	51	Senior Vice President, General Counsel and Secretary
S. Lynn Stevens	56	Senior Vice President and Chief Information Officer

        Our executive officers are elected by and serve at the discretion of our board of directors. We have entered into employment agreements with some of our executive officers. Set forth below is a brief description of the business experience of all executive officers other than Mr. Castellani, who is also Chairman of the Board and Mr. Coppola, who is also a Director and whose business experiences are set forth in the “Information Concerning Members of Our Board of Directors” section of this proxy statement.

        Mr. Wade, President, joined us in February 1994. Mr. Wade was named President in October 1999 and Chief Financial Officer in March 2000. He served as President and Chief Financial Officer through August 2003. Mr. Wade also served as our Secretary from March 2000 until April 2001. From 1987 to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, a regional department store company, and from 1979 to 1987, he was Vice President of Finance for American Motor Inns, a hotel company. Mr. Wade is a certified public accountant.

        Mr. Gray, Executive Vice President, Chief Financial Officer and Assistant Secretary, joined us in March 1994 and has held his current position since November 2004. From August 2003 to November 2004, Mr. Gray served as Senior Vice President, Chief Financial Officer and Assistant Secretary. From April 2000 to August 2003, Mr. Gray served as Senior Vice President, Controller and Assistant Secretary. From March 1994 to March 2000, Mr. Gray held several positions with us, most recently as Vice President of Inventory Management. From 1993 to 1994, Mr. Gray served as controller of Hollins University, and from 1987 to 1993, Mr. Gray was employed by KPMG LLP, a public accounting firm. Mr. Gray is a certified public accountant.

        Mr. Klasing, Executive Vice President, Stores, joined us in April 1995 and has held his current position since August 2003. From October 1999 to August 2003, Mr. Klasing served as Executive Vice President, Merchandising and Marketing. From July 1997 to October 1999, Mr. Klasing served as our Senior Vice President, Purchasing. From April 1995 to July 1997, Mr. Klasing held various other positions with us.

    Mr.  Mueller, Executive Vice President, Merchandising and Marketing, joined the Company in March 2003 and has held his current position since November 2004. From October 2003 to November 2004, Mr. Mueller served as Senior Vice President of Merchandising and Marketing. From March 2003 to October 2003, he served as Vice President of Merchandising Support. Before joining Advance, Mr. Mueller served as Director of Operations for Nutrition Warehouse, a vitamin supplements company, from December 2000 to October 2003. From February 1999 to December 2000, he served as a partner in a privately held retail company. Prior to February 1999, Mr. Mueller held various positions, including Director of Category Management for Ahold USA as well as Vice President of Merchandising for Fresh Fields.

        Mr. Margolin, Senior Vice President, General Counsel and Secretary, joined us in April 2001. From 1993 to June 2000, Mr. Margolin was Vice President, General Counsel and Secretary of Tire Kingdom, Inc., now TBC Corporation, a retailer of tires and provider of automotive services. From 1985 to 1993, Mr. Margolin served as the general counsel for several companies in the apparel manufacturing and retail field.

         Ms. Stevens, Senior Vice President and Chief Information Officer, joined us in July 1979 and has held her current position since July 1997. From 1979 until June 1997, Ms. Stevens held several positions with us, most recently serving as Vice President of Systems Development.

        There are no family relationships among any of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known to us regarding the ownership of our common stock at April 1, 2005 by:

•	each person or entity known to us that beneficially owns more than 5% of our common stock;
•	each member of our board of directors;
•	each of our executive officers named in the “Summary Compensation Table” included in the “Executive Compensation” section of this proxy statement; and
•	all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 1, 2005 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012. Unless otherwise indicated in the footnotes below the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders, which relate to voting or investment power over our common stock or any arrangement, which may at a subsequent date result in a change of control of us.

        The percentages of common stock beneficially owned are based on 71,580,438 shares of our common stock outstanding at April 1, 2005.

	Shares Beneficially Owned

Name	Number	Percentage

Federated Investors, Inc.(1)	6,167,500	8.6%

UBS Global Asset Management (Americas) Inc.(2)	4,423,950	6.2%

Nicholas F. Taubman(3)	1,550,828	2.2%

Arthur Taubman Trust dated July 13, 1964(3)	1,047,266	1.5%

Lawrence P. Castellani(4)(5)	1,212,866	1.7%

Jimmie L. Wade(5)	133,333	*

Michael N. Coppola(5)	134,311	*

Paul W. Klasing(5)	250,334	*

Jeffrey T. Gray (5)	91,000	*

John C. Brouillard(6)	2,512	*

Darren R. Jackson(7)	550	*

William S. Oglesby(8)	550	*

Gilbert T. Ray(9)	6,171	*

Carlos A. Saladrigas(10)	12,216	*

William L. Salter(11)	16,058	*

Francesca Spinelli(12)	10,992	*

All executive officers and directors as a group (16 persons)(13)	4,598,908	6.3%

*Less than 1% of the outstanding shares of common stock.

(1)

According to Amendment No. 3 to a Schedule 13G filed with the SEC on February 14, 2005 by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue. Federated Investors, Inc. is the parent holding company of Federated Investment Management Company, Federated Investment Counseling and Federated Global Investment Management Corp., which are investment advisors to registered investment companies and separate accounts that beneficially own 6,167,500 shares. All shares of Federated Investors, Inc. are held in the Voting Shares Irrevocable Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The business address of the reporting persons is Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

(2)

According to a Schedule 13G filed with the SEC on February 17, 2005 by UBS AG, UBS Americas, Inc. and UBS Global Asset Management (Americas) Inc. UBS Global Asset Management (Americas) Inc. is a wholly- owned subsidiary of UBS Americas Inc., which is a wholly-owned subsidiary of UBS AG. The business address of UBS AG is Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland, the business address of UBS Americas Inc. is 677 Washington Blvd., Stanford, Connecticut 06901 and the business address of UBS Global Asset Management (Americas) Inc. is One North Wacker, Chicago, Illinois.

(3)

Includes 1,281 shares of our common stock issuable with respect to deferred stock units and 2,083 shares of our common stock subject to options exercisable within 60 days of April 1, 2005. The trustees of the Arthur Taubman Trust dated July 13, 1964 are Eugenia L. Taubman, who is the spouse of Nicholas F. Taubman, First Premier Bank and John G. Rocovich, Jr, attorney at law. The business address of Mr. Taubman and the Arthur Taubman Trust is 2965 Colonnade Drive, Suite 300, Roanoke, Virginia 24018.

(4)	Includes an aggregate of 23,780 shares held by Mr. Castellani’s children.
(5)

Includes shares of our common stock subject to options beneficially owned by the following persons and exercisable within 60 days of April 1, 2005: Mr. Castellani-1,170,000 options; Mr. Wade-113,333 options; Mr. Coppola-95,999 options; Mr. Klasing-228,334 options and Mr. Gray-71,000 options.

(6)

Includes 846 shares of our common stock issuable with respect to deferred stock units and 1,666 shares of our common stock subject to options exercisable within 60 days of April 1, 2005. The business address of Mr. Brouillard is P.O. Box 839999, 646 South Main Avenue, San Antonio, Texas 78283-3999.

(7)	Includes 550 shares of our common stock issuable with respect to deferred stock units. The business address of Mr. Jackson is 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344.
(8)	Includes 550 shares of our common stock issuable with respect to deferred stock units. The business address of Mr. Oglesby is 4401 Northside Parkway, Suite 375, Atlanta, Georgia 30327.
(9)

Includes 668 shares of our common stock issuable with respect to deferred stock units and 2,083 shares of our common stock subject to options exercisable within 60 days of April 1, 2005. The business address of Mr. Ray is 400 South Hope Street, Los Angeles, California 90071.

(10)

Includes 550 shares of our common stock issuable with respect to deferred stock units and 11,666 shares of our common stock subject to options exercisable within 60 days of April 1, 2005. The business address of Mr. Saladrigas is 5900 Bird Road, Miami, Florida 33155.

(11)

Includes 780 shares of our common stock issuable with respect to deferred stock units and 14,028 shares subject to options beneficially owned and exercisable within 60 days of April 1, 2005. The business address of Mr. Salter is 1235 Great Oaks Drive, Wilmington, North Carolina 28405.

(12)

Includes 825 shares of our common stock issuable with respect to deferred stock units and 9,167 shares subject to options and exercisable within 60 days of April 1, 2005. The business address of Ms. Spinelli is 19601 North 27th Avenue, Phoenix, Arizona 85027.

(13)

Includes 6,891 shares of our common stock issuable with respect to deferred stock units and 1,787,359 shares of our common stock subject to options beneficially owned and exercisable within 60 days of April 1, 2005 by our executive officers and directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Form 5‘s were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2004.

STOCK PRICE PERFORMANCE

        The following graph shows a comparison of our cumulative total return on our common stock, Standard & Poor’s 500 Index and the Standard & Poor’s 500 Specialty Retail Index. The graph assumes that the value of an investment in our common stock and in each such index was $100 on November 29, 2001, the date our common stock first became publicly traded, and that any dividends have been reinvested. The comparison in the graph below is based solely on historical data and is not intended to forecast the possible future performance of our common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
ADVANCE AUTO PARTS, INC., S&P 500 INDEX
AND S&P 500 SPECIALTY RETAIL INDEX

	November 29, 2001	December 29, 2001	December 28, 2002	January 3, 2004	January 1, 2005

Advance Auto Parts, Inc.	$100	$117.04	$122.24	$202.54	$217.31
S&P 500 Index	$100	$101.95	$78.14	$100.75	$112.06
S&P 500 Specialty Retail Index	$100	$112.21	$72.76	$105.54	$120.98

        The information contained under the captions “Stock Price Performance” and “Report of the Compensation Committee Regarding Compensation” (which is located below) shall not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into a filing.

AUDIT COMMITTEE REPORT

        We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s board of directors. We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the New York Stock Exchange listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Advance’s board of directors has determined the committee’s current chair, Mr. Saladrigas, is the audit committee “financial expert,” as defined by SEC rules.

        Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Advance’s independent accountants are responsible for auditing its consolidated financial statements and providing an opinion as to its conformity with accounting principles generally accepted in the United States as well as attesting and reporting on management’s assertion about the effectiveness of its internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent auditor’s work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States, and on the representations of independent accountants included in their report on Advance’s financial statements.

        During 2004, we met eight times, including three times via conference call. We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks. During 2004 and subsequent to the end of the year, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2004;
•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;
•	met with management and the independent accountants to review and approve the fiscal year 2004 audit plan;
•	met regularly with both the independent accountants and internal audit outside the presence of management;
•	met with management and the independent accountants to review the audited financial statements for the year ended January 1, 2005 and internal controls over financial reporting as of January 1, 2005;
•	reviewed and approved the quarterly and annual reports prior to filing with the SEC;
•	reviewed and approved the quarterly earnings press releases and other financial press releases;
•	met with the Director of Internal Audit to review, among other things, the audit plan, test work, findings and recommendations, staffing; and
•	completed all other responsibilities under the audit committee charter.

        We have discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee), which includes a review of significant accounting estimates, internal controls and Advance’s accounting practices. In addition, we have received written disclosures from the independent accountants required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with independent accountants their firm’s independence.

        Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the board of directors that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended January 1, 2005.

        We considered whether the independent accountant’s provisions of non-audit services to Advance is compatible with maintaining the independent accountants’ independence, and have determined the provision of the non-audit services are compatible with the independent accountants’ independence. Accordingly, we have approved the retention of Deloitte & Touche LLP as Advance’s independent registered public accounting firm for fiscal year 2005.

        We reviewed and reassessed the adequacy of the charter as of December 2, 2004, with no changes being recommended.

THE AUDIT COMMITTEE

Carlos A. Saladrigas, Chair
John C. Brouillard
Darren R. Jackson

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        We are responsible for the review and determination of compensation awarded to Advance’s executive officers (including the named executive officers) and key members of management, including authorizing awards under Advance’s long term incentive plan. We operate under a written compensation committee charter adopted by the board. We met five times during 2004.

Compensation Philosophy

        Our general compensation philosophy is to ensure that:

•	compensation for executive officers is tied to annual and long-term company performance goals that are structured to align the interests of executive officers with those of Advance’s stockholders;
•	a significant portion of total compensation is equity-based, thereby further aligning the interests of executive officers and Advance’s stockholders; and
•	executive compensation is comparable with compensation levels at major competitors so that Advance can attract, retain, and motivate superior management talent who are essential to Advance’s long-term success.

        There are two primary types of compensation provided to Advance’s executive officers:

•	annual compensation, which includes (1) base salary intended to provide a stable annual salary at a level consistent with individual contributions, and (2) annual incentive bonuses intended to link such bonuses to Advance’s performance; and
•	long-term incentive compensation, which includes stock options or other equity based compensation intended to encourage the maximization of stockholder value.

Evaluation and Approval of Annual and Long-Term Incentive Compensation

        Each year we review and evaluate the compensation programs for executive officers and key members of management. We review information provided by leading executive compensation consultants to establish the appropriate level and basis of base salary, annual bonus opportunity, and long-term incentive opportunities for executive officers and other key members of management. We conduct this review near the beginning of each fiscal year, at which time we also approve annual base salaries, criteria for bonus incentive plans and long-term incentive compensation.

        We attempt to link executive compensation for each executive officer to those variables over which the executive generally has control. Included in our criteria for making salary adjustments, and particularly bonuses and stock option awards, are achievements against the following financial and non-financial targets:

•	Financial targets: these include growth in company net operating profit; improvement in net operating profit margin; revenue growth; comparable store sales growth; achievement of inventory levels; and
•	Non-financial targets: these include building organizational talent; development and implementation of key operating and strategic business initiatives; and enhancement of management performance throughout the company.

Annual Compensation

Base Salary. When establishing base salary for each executive officer, we consider Advance’s performance, each executive’s individual performance and the executive’s level of experience, responsibilities and tenure, particularly in relation to other executive officers and key members of management. We aim to position base salaries for Advance’s executive officers annually at levels consistent with industry average.

Annual Incentive Bonuses. Advance’s bonus plan provides for the payment of cash bonuses based upon Advance’s performance in relation to the predetermined financial targets established at the beginning of the year. We aim to establish bonus targets annually at levels slightly higher than the industry average. The overall bonus potential, calculated as a percentage of base salary, varies depending upon the level of the executive position. A maximum bonus payout of 120% of base salary can be achieved for our highest level of executives if all financial targets are exceeded.

        We met in February 2004 and established financial performance targets, which consisted of operating income, sales growth and achievement of inventory levels. These targets are weighted based on the significance of the key performance indicators in driving stockholder value. We approved the payment of incentive bonuses to Advance’s executive officers (excluding the incentive bonus paid to Advance’s CEO) equal to an aggregate of $1,273,968 in 2004, compared to incentive bonuses of $1,381,225 for 2003. We approved the payment of these incentive bonuses primarily based on the level of achievement towards the above pre-established targets.

Long-Term Incentive Compensation

        To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives, we also grant stock options to Advance’s executive officers under the Advance long-term incentive plan. In approving stock option grants, we consider primarily the impact the executive is expected to have on increasing stockholder value and recent performance toward specific goals that contribute to that result. Such specific goals differ among executives, but all relate to the speed and effectiveness with which Advance increases stockholder value. In 2004, we approved the grant to Advance’s executive officers of options to purchase 471,000 shares of common stock (excluding options granted to Advance’s CEO), compared to options to purchase 415,000 shares of common stock in 2003, primarily in recognition of our favorable 2004 operating results and as a result of additional grants related to the designation of the next CEO.

Chief Executive Officer Compensation for 2004

        The CEO’s salary is based upon the criteria described in this report. In 2004, Mr. Castellani received base salary payments of $715,837, compared to base salary payments of $669,566 in 2003. This base salary is subject to annual increases at the discretion of the committee. In 2004, we approved an increase in Mr. Castellani’s base salary as a result of his service for the past year and the key role he will play in the future.

        Mr.  Castellani’s incentive bonus for 2004 was determined in accordance with the provisions of the overall bonus plan. Mr. Castellani’s bonus potential for 2004 was 100% of his base salary. Mr. Castellani received an incentive bonus of $245,357 in 2004, compared to an incentive bonus of $359,746 in 2003.

        For fiscal 2004, Mr. Castellani’s bonus was converted from a quarterly payment cycle to an annual payment based on full-year 2004 results. As a result of the positive 2004 operating results, Mr. Castellani received a bonus of $522,226 in February 2005.

        In addition, we approved the grant to Mr. Castellani of options to purchase 120,000 shares of common stock, unchanged from Mr. Castellani’s 2003 grant. These options were issued as part of the 2004 annual grant awarded to all executive officers. We approved this grant in recognition of the role of Mr. Castellani in the success of the company.

        Mr.  Castellani’s compensation also reflects (1) his individual leadership displayed throughout the year and (2) relative pay versus that of competitor CEOs.

Chief Executive Officer Transition

        As previously publicly announced, a CEO transition is planned for May 2005. Mr. Coppola has been designated as the new CEO effective May 18, 2005. Mr. Castellani will continue to receive an annual base salary rate of $696,566 until May 2005 (when he relinquishes the CEO position and assumes the position of non-executive chairman of the board). As non-executive chairman of the board, Mr. Castellani will receive an annual retainer over and above normal director fees equal to $125,000 until May 2006. In recognition of Mr. Castellani’s role in completing a successful transition, and his superb leadership during his tenure as Chairman and CEO, we also approved the grant of options to purchase 120,000 shares of common stock in February 2005. These options were granted at a price of $50.06 and vest in equal thirds over the next three years.

        We utilized a nationally known executive compensation consulting firm to assist us in determining the appropriate transition compensation arrangements for Mr. Coppola. In recognition of Mr. Coppola’s increased responsibilities, we approved an increase in his salary to $450,000 per year, effective September 2004 and approved the grant to Mr. Coppola of options to purchase 100,000 shares of common stock at an exercise price of $35.82 per share (such options vest in equal thirds over the next three years). In further recognition of the progress made toward his transition and anticipated full performance of his CEO duties, in February 2005 we also approved the grant to Mr. Coppola of 200,000 options to purchase common stock at an exercise price of $50.06 per share (such options vest in equal thirds over the next three years). Finally, we approved an increase in Mr. Coppola’s base salary to $750,000 effective upon his becoming CEO in May 2005. We anticipate making no additional option grants to Mr. Coppola in 2005.

Internal Revenue Code Section 162(m)

        We consider the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the corporation’s named executive officers, other than compensation that is performance-based under a plan that is approved by stockholders and that meets certain other technical requirements. In 2004, Advance’s long-term incentive plan was approved by its stockholders in order to exclude from the $1 million limit any performance based compensation resulting from options or other awards granted under the plan to its “named executive officers.”

        We consider the anticipated tax treatment to Advance and the executive officers in our review and establishment of compensation programs and payments. We intend to structure all compensation payments to meet the requirements of Section 162(m), but may approve any compensation payments that may not be tax deductible if we determine that such compensation would be in Advance’s best interests and those of its stockholders.

COMPENSATION COMMITTEE

Francesca Spinelli (Chair)
John C. Brouillard
Gilbert T. Ray
William L. Salter

EXECUTIVE COMPENSATION

        The following table sets forth the compensation received by our chief executive officer and the four other most highly compensated executives at the end of our last completed year. We refer to these persons as our named executive officers.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options/SARs	All Other Compensation(1)

Lawrence P. Castellani	2004	$715,837	$245,357	120,000	$24,958
Chief Executive Officer and	2003	669,566	359,746	120,000	21,697
Chairman of the Board	2002	635,778	642,191	130,000	10,799

Jimmie L. Wade	2004	452,221	314,309	90,000	11,663
President	2003	357,435	316,071	110,000	12,076
	2002	301,547	300,778	80,000	6,396

Michael N. Coppola	2004	370,932	232,952	170,000	14,771
Executive Vice President and	2003	252,792	128,992	58,000	13,388
Chief Operating Officer	2002	206,530	109,297	24,000	6,440

Paul W. Klasing	2004	276,658	192,285	60,000	9,982
Executive Vice President, Stores	2003	251,090	206,674	70,000	11,783
	2002	242,227	249,632	60,000	5,694

Jeffrey T. Gray	2004	241,046	132,791	35,000	10,659
Executive Vice President and	2003	188,041	103,369	42,000	10,394
Chief Financial Officer	2002	141,013	72,988	20,000	5,950

(1)    Set forth below is the detail of all other compensation for each of our named executive officers:

Summary Compensation Table – Continued

	Fiscal Year	401(k)(i)	Corporate Plane(ii)	Life Insurance(iii)

Mr. Castellani	2004	$8,107	$10,696	$6,155
	2003	7,892	8,986	4,819
	2002	4,557	4,977	1,265

Mr. Wade	2004	8,632	1,033	1,998
	2003	9,263	1,825	988
	2002	4,632	1,323	441

Mr. Coppola	2004	8,648	3,160	2,963
	2003	9,474	1,840	2,074
	2002	4,425	1,338	677

Mr. Klasing	2004	8,688	532	762
	2003	10,039	1,282	462
	2002	4,620	780	294

Mr. Gray	2004	8,668	1,596	395
	2003	10,058	-	336
	2002	4,380	1,323	247

(i)	Consists of matching contributions made by us under our 401(k) savings plan, net of 401(k) limits and nondiscrimination testing results.
(ii)	Represents imputed income for personal use of our Company plane calculated in accordance with the Internal Revenue Code regulations.
(iii)	Amount represents the portion of premiums paid by us for group term life insurance exceeding $50,000.

      Option Grants in Last Fiscal Year

        The following table sets forth information concerning options granted in 2004 to each of our named executive officers.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Price Appreciation for Option Term(2)

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise or Base Price Per Share(1)	Expiration Date	5%	10%

Lawrence P. Castellani	120,000	9.2%	$39.31	2/23/11	$1,920,374	$4,475,288

Jimmie L. Wade	90,000	6.9%	39.31	2/23/11	1,440,281	3,356,466

Michael N. Coppola	70,000	5.4%	39.31	2/23/11	1,120,218	2,610,585

	100,000	7.6%	35.82	9/14/11	1,458,234	3,398,305

Paul W. Klasing	60,000	4.6%	39.31	2/23/11	960,187	2,237,644

Jeffrey T. Gray	35,000	2.7%	39.31	2/23/11	560,109	1,305,292

(1)	Represents the fair market value of the underlying shares of common stock at the time of the grant.
(2)

The potential realizable value is calculated assuming that the fair market value of our common stock appreciates at the indicated annual rate compounded annually for the entire seven-year term of the option, and that the option is exercised and the underlying shares of our common stock sold on the last day of its seven-year term for the appreciated stock price. The assumed 5% and 10% rates of appreciation are mandated by the rules of the SEC and do not represent our estimate of the future prices or market value of our common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal-Year End Option Values

        The following table sets forth information with respect to our named executive officers concerning option exercises for 2004 and exercisable and unexercisable stock options held as of January 1, 2005.

			Number of Underlying Options at January 1, 2005		Value of In-the-Money Options at January 1, 2005(1)

Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Lawrence P. Castellani	1,300,000	$42,612,690	1,046,666	243,334	$32,080,785	$3,386,415

Jimmie L. Wade	135,000	4,322,891	103,999	190,001	2,372,197	2,394,323

Michael N. Coppola	-	-	55,333	216,667	1,317,412	1,855,228

Paul W. Klasing	11,000	350,900	179,334	126,666	5,381,235	1,703,195

Jeffrey T. Gray	24,000	792,590	45,333	69,667	1,119,687	744,283

(1)

Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and $43.68 per share, the closing price for our common stock on December 31, 2004 as reported by the NYSE.

Executive Employment Agreements

        Mr. Castellani was appointed our Chief Executive Officer and began employment on February 1, 2000, at which time he signed an employment and non-competition agreement. Mr. Castellani’s employment agreement had an initial term of two years, and renews automatically each year thereafter unless terminated by Mr. Castellani or us. The agreement provides for a base salary of $600,000, subject to annual increases at the discretion of the board of directors, and an annual cash bonus based on our achievement of performance targets established by the board of directors. In the event Mr. Castellani is terminated without cause, or terminates his employment for good reason, as defined in the employment agreement, he will receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment, and the pro rata share of the bonus due to Mr. Castellani prior to the termination of employment. Mr. Castellani has agreed not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors until one year after the effective date of termination.

        Mr.  Castellani has elected to retire as Chief Executive Officer effective at the close of business, May 18, 2005, at which time his employment agreement will be terminated. It is anticipated that Mr. Castellani will remain as chairman of the board subsequent to that date. Mr. Castellani will receive, as compensation for being non-executive chairman, a retainer of $125,000 in excess of normal director fees until the May 2006 meeting of the board.

        On April 15, 1998, Messrs. Wade and Klasing and Ms. Stevens entered into employment agreements with us. These agreements contain severance provisions that provide for one year of base salary upon termination of employment, by us without cause or by the employee with good reason as defined in the employment agreement, less any amounts earned in other employment, and the pro rata share of the bonus due to the employee prior to the termination of employment. The agreements extend from year-to-year unless terminated by the employee or us. Other provisions require us to pay bonuses earned by the employee upon our achievement of certain financial targets that are approved by our board of directors, and an agreement by the employee not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors.

RELATED-PARTY TRANSACTIONS

        We lease our Roanoke, Virginia distribution center, an office and warehouse facility, one warehouse, 14 of our stores and four former stores and have leased other former stores from Nicholas F. Taubman or members of his immediate family. We lease our corporate headquarters from Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child and a grandchild of Mr. Taubman. All these affiliated leases are on a triple net basis. Lease expense for these affiliated leases was $3.0 million for 2004, $3.0 million for 2003 and $3.1 million for 2002.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        Stockholders intending to present a proposal at the 2006 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing at our offices at 5673 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 12, 2005. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

        Stockholders intending to present a proposal at the 2006 annual meeting (but not to include the proposal in our proxy statement), or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 45 days and no more than 75 days prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than January 26, 2006, and no later than February 25, 2006. The notice must contain the information required by our bylaws. You may obtain a print copy of our bylaws upon request from our corporate secretary at Advance Auto Parts, 5673 Airport Road, Roanoke, Virginia 24012. Our bylaws are also available on our website at www.advanceautoparts.com. Management may vote proxies in its discretion on any matter at the 2006 annual meeting if we do not receive notice of the matter within the time-frame described in this paragraph. In addition our chief executive officer or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

OTHER MATTERS

        The board of directors does not intend to present any other matters at the meeting and knows of no other matters which will be presented at the meeting.

        A copy of our 2004 annual report of stockholders is being mailed to each stockholder of record together with this proxy statement. The annual report is not part of our proxy soliciting material.

By order of the board of directors

Eric M. Margolin
Senior Vice President
General Counsel and Secretary

Roanoke, Virginia
April 13, 2005

Our Board of Directors recommends a vote “FOR” all Nominees listed in Proposal 1, “FOR” Proposal 2 and “AGAINST” Proposal 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below			FOR	AGAINST	ABSTAIN
1.	Election of Directors.	☐	☐	2.	Ratification of the appointment by our audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2005.	☐	☐	☐
(Instruction: To withhold authority to vote for any nominee, write that nominee’s name on the line(s) below the names of the nominees for Directors.)						FOR	AGAINST	ABSTAIN
				3.	Stockholder proposal to request an amendment to our employment opportunity policy.	☐	☐	☐
The election of: 01 John C. Brouillard, 02 Lawrence P. Castellani, 03 Michael N. Coppola, 04 Darren R. Jackson, 05 William S. Oglesby, 06 Gilbert T. Ray, 07 Carlos A. Saladrigas, 08 William L. Salter, 09 Francesca Spinelli and 10 Nicholas F. Taubman for a term expiring in 2006.
				4.	Transact other business that may properly come before the meeting or any meetings held upon any postponement or adjournment of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.
PLEASE DO NOT FOLD, STAPLE OR DAMAGE.

Signature ________________________________ Signature ________________________________ Date ________________
NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/aap Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view our Annual Report to Stockholders and Proxy Statement for the 2005 Annual Meeting on the Internet at
http://www.advanceautoparts.com

-PROXY-	-PROXY-

This Proxy is Solicited on Behalf of the Board of Directors
of Advance Auto Parts, Inc.

     THE UNDERSIGNED hereby appoints each of Jeffrey T. Gray and Eric M. Margolin as a proxy with full power of substitution, to vote all shares of common stock of ADVANCE AUTO PARTS, INC. which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders of ADVANCE AUTO PARTS, INC., to be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Ave., NW, Roanoke, Virginia 24016 on Wednesday, May 18, 2005, at 8:30 a.m., local time, and any adjournments thereof, as specified by the undersigned, and to vote in his discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AGAINST PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2005 ANNUAL MEETING IS HEREBY ACKNOWLEDGED.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

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